Exhibit 99

News Release

Contact: Joseph Bower (814) 765-9621

CNB FINANCIAL ANNOUNCES FOURTH QUARTER DIVIDEND

CLEARFIELD, PENNSYLVANIA – November 9, 2004

The Board of Directors of CNB Financial Corporation has announced the declaration of a 13 cent per share quarterly dividend payable on December 15, 2004 to shareholders of record on December 3, 2004.

CNB Financial Corporation is a $709 million bank holding company headquartered in Clearfield, PA. It conducts business principally through County National Bank whose market area includes twenty convenient office locations in six counties of Pennsylvania.

For further information regarding the stock of CNB Financial Corporation, please call (814) 765-9621, County National Bank Stock Transfer Department or contact any brokerage firm. The identifying symbol for this security is CCNE.

County National Bank’s website is www.bankcnb.com.